Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Papa John’s International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-224770, 333-173893, 333-165154, 333-168562, 333-221218, 333-149468, and 333-168561) on Form S-8 and the registration statement (No. 333-233541) on Form S-3 of Papa John’s International, Inc. of our report dated March 8, 2019 with respect to the consolidated statements of operations, comprehensive income, stockholders’ deficit, and cash flows Papa John’s International, Inc. and subsidiaries for the year ended December 30, 2018, and the related notes and financial statement schedule, which report appears in the December 27, 2020 annual report on the Form 10-K of Papa John’s International, Inc.

/s/ KPMG LLP

Louisville, Kentucky
February 25, 2021